Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "SANOMEDICS, INC.", FILED IN THIS OFFICE ON THE TWENTY-FOURTH DAY OF SEPTEMBER, A.D. 2015, AT 11:34 O`CLOCK A.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE TWELFTH DAY OF OCTOBER, A.D. 2015.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

4673872 8100
SR# 20150247549

Authentication: 10123288
Date: 09-24-15

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:34 AM 09/24/2015
FILED 11:34 AM 09/24/2015
SR 20150247549 - File Number 4673872

CERTIFICATE OF AMENDMENT
TO THE CERTIFICATE OF INCORPORATION
OF
SANOMEDICS, INC.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the President of Sanomedics, Inc., a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

RESOLVED: That Section 4.1 of Article IV of the Certificate of Incorporation, as amended, of this Corporation is hereby deleted in its entirety and placed with the following:

> The total number of shares of all classes of capital stock which the corporation shall have the authority to issue is Ten Billion One Thousand (10,000,001,000) shares of which Ten Billion (10,000,000,000) shares shall be Common Stock, par value $0.001 per share, and One Thousand (1,000) shares shall be Preferred Stock, par value $0.001 per share.

RESOLVED: Section IV of the Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

> 1.4 **Reverse Stock Split**. On the date of effective date of this Certificate of Amendment, the Corporation will effect a reverse stock split (the "**Reverse Stock Split**") of its outstanding Common Stock pursuant to which every four thousand (4,000) issued and outstanding shares of the Corporation's Common Stock, par value $0.001 (the "**Old Common Stock**") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.001 (the "**New Common Stock**"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; *provided, further*, that no cash will be paid or distributed as a result of the Reverse Stock Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED: That the effective date of this Certificate of Amendment shall be October 12, 2015.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated August 13, 2015 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation's voting stock on September 16, 2015 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the President of this Corporation, has executed this Certificate of Amendment to the Corporation's Certificate of Incorporation, as amended, as of September 21, 2015.

SANOMEDICS, INC.

By: ______________________

Keith Houlihan, President